Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Abbott Laboratories 2017 Incentive Stock Program and the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees of our reports dated February 17, 2017, with respect to the consolidated financial statements and schedule of Abbott Laboratories and subsidiaries, and the effectiveness of internal control over financial reporting of Abbott Laboratories and subsidiaries, included in its  Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 28, 2017